Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use of our report dated April 27, 2023, on the consolidated financial statements of Parker Clay Global, PBC and Subsidiaries (the “Company”) as of December 31, 2022 and 2021 included in this to the Regulation A Offering Statement of the Company, on Form 1-A.

Assurance Dimensions

Margate, Florida

April 28, 2023